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                                                                   Exhibit 10.65

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT ("Agreement") is made as of the effective date designated below ("Effective Date"), by and between Care Clinic, Inc., a Delaware corporation, ("Employer") and the undersigned individual ("Employee") and amends, restates and supersedes the Employment Agreement originally made by Employer and Employee as of the Effective Date. Arcadia Resources, Inc. ("KAD"), a Nevada corporation and parent of Employer, joins in the execution of this Agreement solely for purposes of Section 3(I) herein.

                                    RECITALS

     Subject to the terms of this Agreement, Employer desires to employ, or continue the employment of, Employee in the position(s) set forth herein, and Employee desires to accept such employment.

     NOW, THEREFORE, in consideration of the recitals and covenants herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

     1. EMPLOYMENT. Beginning on the Effective Date, Employer agrees to employ, or to continue the employment of, Employee and Employee hereby accepts such employment, subject to and contingent on the terms specified herein.

     2. DUTIES AND RESPONSIBILITIES. Employee shall serve in the position(s) designated below on a full-time basis and shall report to Employer's Chairman of the Board. Employer may hereafter change Employee's reporting relationships upon obtaining Employee's written consent which shall not be unreasonably withheld. Employee shall perform such duties and responsibilities as are consistent with and required by such position(s) held by Employee and/or assigned by Employer and subject to Employer's policies and procedures applicable to its employees generally. Employee agrees to use Employee's best efforts to perform any and all such duties and responsibilities necessary or appropriate to perform the functions of such position(s). Employee shall have the right to determine the location at which such employment services will be provided. While employed by Employer, Employee agrees not to work for any other business or enterprise, whether as an employee, agent, independent contractor or in any other capacity whatsoever, except that Employee may pursue two patents pending as of the Effective Date, a project involving authoring a book/associated website, a local pharmacy project in the New York City metropolitan area, and may volunteer with the Wellness Community, a 501 (c)(3) not for profit company provided that Employee otherwise fulfills Employee's obligations to Employer. For purposes of this Agreement, all matters requiring or permitting the agreement, consent, or other determination or action of Employer shall be made by Employer's Board of Directors or Employer's Chairman of the Board.

     3. COMPENSATION AND BENEFITS. Employer agrees to pay and provide Employee, and Employee agrees to accept in full consideration for Employee's services to Employer, the following:


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     A. SALARY. An annual base salary in the amount designated below ("Annual
Base Salary"), less applicable withholdings, payable in accordance with the normal payroll practices of Employer. Employee's Annual Base Salary may be increased by Employer from time to time in the discretion of Employer's Board of Directors and will be subject to annual review by the Board of Directors.

     B. VACATION AND SICK TIME. Employee shall be entitled to take four (4) weeks of paid vacation per year, plus a limited amount of paid time off for sickness, disability, or other personal reasons in accordance with the Employer's general time-off policies in effect from time to time for its employees. There is no cash payment for unused vacation and other unused paid time off benefits. Unused vacation and other unused paid time off benefits do not carry over from year to year.

     C. FRINGE BENEFITS/RETIREMENT PLAN. Employee shall be entitled to health care benefits, and additionally to participate in such additional fringe benefits and qualified retirement plans and other plans offered by Employer to its employees generally from time to time, in accordance with Employer's eligibility and participation provisions of such plans.

     D. EXPENSE REIMBURSEMENT. The Employer shall reimburse Employee all reasonable out-of-pocket expenses incurred by Employee in connection with the performance of duties hereunder and upon Employee's submission of such receipts and records as Employer requires to evidence such expenses.

     E. ANNUAL BONUS. Employer's Board of Director's, in its discretion, will establish an annual Employee bonus plan.

     F. BOARD POSITION. During the term of Employee's employment, and provided that during such term of employment the Employee Management Team (as hereinafter defined) owns fifteen (15%) percent or greater of the combined holdings of common stock of Employer owned by the Employee's Management Team and KAD, Employee shall be designated to serve on the Board of Directors of Care Clinic, Inc.

     G. D& O INSURANCE. During the term of Employee's employment and for a period of three years thereafter, Employer shall at all times keep in place a directors and officers' liability insurance policy (or policies).

     H. INDEMNIFICATION. The Employer agrees that (i) if the Employee is made a party, or is threatened to be made a party, to any proceeding by reason of the fact that he is or was a director, officer, employee, agent or representative of the Employer or was serving at the request of Employer as a director, officer, employee, agent or representative of another person or entity or (ii) if any claim is made, or threatened to be made, that arises out of or relates to the Employee's service in any of the foregoing capacities, then the Employee shall promptly be indemnified and held harmless by the Employer to the fullest extent legally permitted or authorized by the Employers' certificate of incorporation, bylaws or board of directors resolutions or, if greater, by the laws of the State of Florida, against any and all costs, expenses, liabilities and losses


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(including without limitation, attorney's fees, judgments, interest, expenses of investigation, penalties, fines, and amounts paid or to be paid in settlement) incurred or suffered by the Employee in connection herewith, if the Employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Employer and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Employee's conduct was unlawful, and such indemnification shall continue as to the Employee even if the Employee has ceased to be a director, officer, employee, agent, or representative of the Employer or any other person or entity and shall inure to the benefit of the Employers heirs, executors and administrators. Employer shall advance to the Employee all costs and expenses reasonably incurred by the Employee in connection with a proceeding or claim within fifteen (15) days after receiving written notice of such costs and expenses and requesting such an advance. Such notice shall include an undertaking by the Employee to repay the amount advanced if the Employee is ultimately determined not to be entitled to indemnification against such costs and expenses. For the purposes of this Agreement, "proceeding" shall mean any threatened or actual action, suit, or proceeding (whether civil, criminal, administrative, investigative, appellate or other) and "claim" shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of the Employee, if a judgment or other final adjudication establishes that Employee's actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a) A violation of the criminal law, unless the Employee had reasonable cause to believe Employee's conduct was lawful or had no reasonable cause to believe Employee's conduct was unlawful;

(b) A transaction from which the Employee derived an improper personal benefit within the scope of Section 831 of the Florida Business Corporation Act;

(c) A circumstance under which the liability provisions of Section 834 (unlawful distributions) of the Florida Business Corporation Act are applicable; or

(d) Willful misconduct or a willful disregard for the best interests of the Employer in a proceeding by or in the right of the Employer to procure a judgment in its favor.

Notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to the rights of indemnification provided in this Section 3(H) in the event that Employee's employment is terminated by Employer for cause pursuant to Section 4(c)(i), 4(c)(ii) or 4(c)(iii) as a result of said event.

     I. EQUITY COMPENSATION. KAD restricted shares of common stock (the "KAD Restricted Shares"), and the Care Clinic, Inc. restricted shares of common stock (the "CCI Restricted Shares") as referenced herein are sometimes referred to individually as a "Security" or collectively as the "Securities." All Securities shall be non-assessable and subject to the same rights, privileges, preferences and distributions as the same class of Securities held by other holders. The term "Issuer" shall mean Arcadia Resources, Inc.


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in the case of the KAD Restricted Shares and shall mean Care Clinic, Inc. in the case of the CCI Restricted Shares. The term "CCI Divestiture" shall mean the acquisition of the beneficial ownership under the Securities Exchange Act of 1934 of 51% percent or more of the voting securities of Care Clinic, Inc., from the shares of CCI common stock held by KAD, or all or substantially all of CCI's assets, by a single person or entity or a group of affiliated persons or entities unaffiliated with Arcadia Resources, Inc. or Care Clinic, Inc.

     (1) KAD Restricted Shares. Conditioned and contingent on compliance by Employee with all terms and conditions specified in this Agreement, Employee will be awarded 800,000 KAD Restricted Shares which are restricted as to transferability and additionally subject to forfeiture in the event that Employee is not employed by the Employer as of each vesting date (the "Vesting Date") in subsection (a), subject to subsections (b) and (c) below. Employee will acquire rights as a shareholder in the KAD Restricted Shares upon each Vesting Date. Vested Securities shall not be subject to forfeiture under any circumstance or for any reason.

          a. Vesting. Subject to acceleration or forfeiture as specified in section (1) immediately above and subject to subsections (b) and
               (c) below, the Employee's KAD Restricted Shares shall vest in four (4) equal installments as follows:

               (1) 25% of the Employee's KAD Restricted Shares shall vest on April 1, 2007;

               (2) An additional 25% of the Employee's KAD Restricted Shares shall vest on April 1, 2008;

               (3) An additional 25% of the Employee's KAD Restricted Shares shall vest on April 1, 2009; and

               (4) An additional 25% of the Employee's KAD Restricted Shares shall vest on April 1, 2010; on which date all of the Employee's KAD Restricted Shares shall be vested.

          b. Accelerated Vesting. All of the Employee's KAD Restricted Shares, other than those forfeited, shall vest immediately upon the first to occur of (a) a Change in Control, or (b) the CCI Divestiture, provided that Employee is employed by Employer as of either such event.

          c. Accelerated Vesting in the Event of a Termination Without Cause. In the event that Employee's Employment is terminated by Employer without cause prior to the occurrence of any of the events set forth in Section I(1)(b) above (the "Early Termination"), the Employee's KAD Restricted Shares shall vest as follows:


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               (1)  In the event that an Early Termination occurs prior to April
                    1, 2007, 25% of the Employee's KAD Restricted Shares shall vest; and

               (2) In the event that an Early Termination occurs on or after April 1, 2007, an additional 6.25% of the Employee's KAD Restricted Shares shall vest as of the last day of each fiscal quarter completed thereafter prior to termination of Employee's employment.

          d. Availability of KAD Shares for Other Management Employees and Future Hires. KAD agrees that an aggregate of 2,026,471 shares of KAD Restricted Shares ("Management KAD Restricted Shares") shall be reserved for award to up to six CCI management level employees including Employee, and that an additional 150,000 shares of KAD common stock shall be reserved for future CCI hires. Collectively, the 2,176,471 shares shall be known as the "Management KAD Restricted Shares." Employee has to the right to determine the awardees that shall be entitled to the Management KAD Restricted Shares and the amount of such awards in Employee's sole discretion and subject to KAD Board or Board Compensation Committee approval which shall not be unreasonably withheld. A list of the current awardees is set forth as Exhibit A. Collectively, the employees entitled to receive the Management KAD Restricted Shares and the CCI Restricted Shares shall be known as the "Employee Management Team." To the extent that any of the Management KAD Restricted Shares do not vest, they will become immediately available for future grants to future hires in the Employment Management Team in Employee's sole discretion and subject to KAD Board or Board Compensation Committee approval which shall not be unreasonably withheld.

     (2) CCI Restricted Shares. Conditioned and contingent on compliance by Employee with all terms and conditions specified in this Agreement, Employee will be awarded or will be permitted to purchase 44,000 shares of shares of CCI common stock which are restricted as to transferability and additionally subject to forfeiture in the event that Employee is not employed by the Employer as of each vesting date (the "Vesting Date") in section (a) below. Employee will acquire rights as a shareholder in the CCI Restricted Shares upon each Vesting Date.

          a. Vesting. Subject to forfeiture, the Employee's CCI Restricted Shares shall vest in two (2) equal installments as follows:

               (1) 50% of the Employee's CCI Restricted Shares shall vest on September 1, 2007; and


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               (2)  An additional 50% of the Employee's CCI Restricted Shares shall vest on September 1, 2008, on which date all of the Employee's CCI Restricted Shares shall be vested.

          b. Transferability Restriction and KAD Right of First Refusal. Prior to the consummation of the CCI Divestiture, Employee agrees not to sell or otherwise transfer any interest in any of the CCI Restricted Shares to any third party, except as follows: (i) Employee shall first present the opportunity to KAD in writing the ("Sale Notice") and (ii) KAD, in its discretion, may elect to purchase the CCI Restricted Shares on the same terms and conditions as presented or, if KAD does not choose to purchase the CCI Restricted Shares, it shall give its written consent to the proposed sale or other transfer within ten (10) business days of receipt of the Sale Notice. Except as set forth herein, Employee agrees not to sell or otherwise transfer any interest in any of the CCI Restricted Shares to any third party prior to the consummation of the CCI Divestiture. Notwithstanding the foregoing and subject to the other terms and conditions of this Agreement, Employee may transfer Employee's CCI Restricted Shares, in the case of Employee's death, by will or the laws of descent and distribution or, during Employee's lifetime, to Employee's "family member" (as defined in Form S-8) through gift or domestic relations order as permitted by Form S-8 (as currently in effect or as it may be amended).

          c. Employee Put Right. In the event the CCI Divestiture is not consummated by September 1, 2008 and provided that Employee is then and remains employed by CCI through the closing date referenced below, and that the holders of a majority of the CCI Restricted Shares held by the Employee Management Team then employed by Employer has given KAD written notice obligating KAD to purchase all of their CCI Restricted Shares at a price equal to the fair market value per share, as of the last day of the fiscal quarter most recently ended before the date of Employee's notice, determined by an independent appraisal, Employee may also then give Kad written notice to purchase all Employee's CCI Restricted Shares at the same time for the same valuation. The appraiser shall be appointed by and mutually acceptable to KAD and Employee, which acceptance shall not be unreasonably withheld. KAD and Employee shall share equally in the cost of the appraisal and hereby agree to be bound by the valuation determined thereby. At its election, KAD may pay up to 50% of the purchase price in shares of KAD stock, with the balance paid in cash at closing. KAD and Employee shall reasonably cooperate to complete and close the sale and purchase within 120 days of the date of Employee's notice to KAD.


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          d.   Shareholding Position. KAD agrees that prior to consummation of the CCI Divestiture, up to 1,000,000 shares of CCI common stock shall be authorized and issued, with up to 110,000 shares being held by the Employee Management Team including Employee and an additional 40,000 shares of CCI common stock being reserved for future employees (collectively, the 150,000 CCI Restricted Shares shall be known as the "Management CCI Restricted Shares."). Employee has the right to determine the awardees that shall be entitled to receive the Management CCI Restricted Shares and the amounts of such awards in Employee's sole discretion and subject to CCI Board approval which shall not be unreasonably withheld. A list of the current awardees is set forth as Exhibit A. To the extent that any of the Management CCI Restricted Shares do not vest, they will become immediately available for future grants to future hires in the Employee Management Team in Employee's sole discretion and subject to KAD Board or Board Compensation Committee approval which shall not be unreasonably withheld").

     (3) Nature of Securities. All Management KAD Restricted Shares shall be issued pursuant to the Arcadia Resources, Inc. 2006 Equity Compensation Plan or other available plan contingent on and subject to approval by KAD's shareholders and listing on AMEX, and compliance with all terms and conditions specified therein. KAD represents and warrants that the 2006 Equity Compensation Plan and the Management KAD Restricted Shares to be issued thereunder are approved by the KAD Board of Directors. KAD represents that it shall use its best efforts to fully comply with all applicable AMEX rules and regulations relative to issuance of the KAD Restricted Shares.

     (4) Change in Control. "Change in Control" shall mean, for purposes of this Agreement, the occurrence of any of the following: (i) reorganization, merger or consolidation with an unaffiliated entity and in which KAD is not the surviving corporation, (ii) a sale of all or substantially all of the assets of KAD to another person unaffiliated with Arcadia Resources, Inc. or Care Clinic, Inc., (iii) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 25% or more of the voting power of KAD's outstanding voting securities by any single person or group (as such term is used in Rule 13d-5 under the Exchange Act.

     (5) Registration of Securities. Arcadia Resources, Inc. agrees to file with the U.S. Securities and Exchange Commission a registration statement within six months from the execution of this Agreement on form S-8 or such other form as Arcadia may be eligible to register the award and resale of the KAD Restricted Shares and to comply with the undertakings specified by the Commission's rules relative to the filing of post-effective


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          amendments for such registration form. Employee agrees that all sales and transfers of any interest in the KAD Restricted Shares shall be made in compliance with applicable federal and state law, this Agreement and KAD's policies on insider trading in effect from time to time applicable to employees of KAD and its subsidiaries which shall not be arbitrarily applied and which generally prohibit trading ten calendar days before the end of a fiscal quarter through the first trading day after KAD's earnings release or as determined by KAD due to an individual's possession of material, non-public information. In the event that Employee seeks to sell, assign, transfer or otherwise dispose of Securities on the basis of an exemption from registration under the Securities Act of 1933, as amended, and under the provisions of applicable state law, Employee shall provide to Arcadia, at Employee's cost, an opinion of Employee's counsel reasonably acceptable to the effect that the transaction is exempt from registration, and Arcadia shall issue appropriate instructions to its transfer agent at no cost necessary to effectuate the sale.

     (6) Adjustments Upon Changes in Capitalization. In the event of changes in the outstanding securities of the Issuer by reason of distributions, dividends, splits, reverse splits, recapitalizations, mergers, consolidations, combinations or exchanges of units or shares, reorganizations, or liquidations, the number of Securities to be issued pursuant to the KAD Restricted Shares and the CCI Restricted Shares shall be correspondingly adjusted, so that Employee's proportionate interest in the Issuer, any successor thereto, or in the cash, assets or other securities into which the Securities are converted or exchanged, shall be maintained to the same extent, as near as may be practicable, as immediately before the occurrence of any such event. Furthermore, in the event of offerings of shares of common stock of CCI or any other securities which shall be convertible into shares of common stock of CCI for a purchase price up to Twenty ($20,000,000) Million Dollars, the number of Employee's CCI Restricted Shares shall be correspondingly adjusted, so that Employee's proportionate interest in the Issuer, any successor thereto, or in the cash, assets or other securities into which the Securities are converted or exchanged, shall be maintained to the same extent, as near as may be practicable, as immediately before the occurrence of any such sale; provided, however, that this provision shall not apply to subsequent offerings after the Twenty ($20,000,000) Million Dollar threshold is reached; and further provided that if the first such offering exceeds Twenty ($20,000,000) Million Dollars, the preceding anti-dilution provision shall apply.

     (7) Non-Transferability of the Securities. Subject to any express terms and conditions of this Agreement to the contrary, the Securities shall not be transferable until each restriction specified herein shall terminate. Notwithstanding the foregoing and subject to the other terms and conditions of this Agreement, Employee may transfer Employee's


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          Securities, in the case of Employee's death, by will or the laws of descent and distribution or, during Employee's lifetime, to Employee's "family member" (as defined in Form S-8) through gift or domestic relations order as permitted by Form S-8 (as currently in effect or as it may be amended). Upon the vesting of the Securities pursuant to the Vesting Schedules herein, the Employee shall be entitled to sell the Securities subject to and in compliance with all applicable federal and state securities laws, the terms of this Agreement and KAD's policies on insider trading in effect from time to time applicable to employees of KAD and its subsidiaries which shall not be arbitrarily applied and which generally prohibit trading ten calendar days before the end of a fiscal quarter through the first trading day after KAD's earnings release or as determined by KAD due to an individual's possession of material, non-public information.

     (8) Award Agreements. The KAD Restricted Shares and the CCI Restricted Shares shall be evidenced by award agreements and such other documents and terms as Employer shall require the are consistent with the terms described in this Agreement.

     (9) Tax Obligations and Withholdings. Employee shall be responsible for all tax obligations arising from the Securities awarded hereunder. Employee shall cooperate as Employer deems necessary for the withholding of taxes.

     4. TERMINATION OF EMPLOYMENT AND OBLIGATION UPON TERMINATION OF EMPLOYMENT. Employee's term of employment shall commence on the Effective Date and shall continue until terminated as follows:

          A. TERMINATION WITHOUT CAUSE. Employer may terminate the Employee without cause upon ten (10) business days written notice. If the Employer terminates Employee's employment without cause, Employer shall pay Employee the unpaid Annual Base Salary and benefits earned and accrued, plus all unreimbursed expenses through such date, plus the Employer shall pay, as severance, an amount equal to (i) six (6) months of Employee's Annual Base Salary at the rate in effect on the date of termination, if employment terminates within one year of the Effective Date of this Agreement, and
     (ii) an amount equal to twelve (12) months of Employee's Annual Base Salary at the rate in effect on the date of termination, if employment terminates after the completion of one year from the Effective Date of this Agreement or thereafter. Such severance amount, less applicable withholdings, shall be paid over six (6) months if Employee is terminated pursuant to Section 4A(i) or twelve (12) months if Employee is terminated pursuant to Section 4A(ii), respectively, following the termination of Employee's employment in accordance with Employer's normal payroll practices. No interest shall be paid on the severance amounts set forth in this paragraph. Termination without cause shall include a termination by the Employer due to the failure of Employee to fully achieve all of any one or more, including any subpart, of the applicable annual Management by Objectives ("MBO") goals specified in the Addendum (attached to this Agreement and incorporated herein by this reference) or as the same may be amended in writing by Employer and Employee.


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          B. TERMINATION UPON DEATH OR DISABILITY. Employee's employment hereunder shall terminate upon the death or disability of the Employee. For purposes of this Agreement, "Disability" of the Employee will be deemed to have occurred whenever the Employee has suffered physical or mental illness, injury, or infirmity that prevents the Employee from performing, with or without reasonable accommodation, the Employee's essential job functions under this Agreement for a period of ninety (90) consecutive days; provided that the ninety (90) day period shall be available to Employee only once during any twenty-four month period. In the event of a termination due to death or Disability, Employer shall be obligated to pay Employee or Employee's estate, the amount of any unpaid Annual Base Salary earned and accrued through the date of termination, together with any unreimbursed expenses.

          C. TERMINATION FOR CAUSE. Employee's employment may be terminated by the Employer for cause upon written notice from the Employer specifying in detail the particular events and circumstances upon which the Employer is relying in terminating Employee's employment for cause. The Employee shall have ten (10) business days following receipt of the written notice to correct such events and circumstances. In the event that Employee does not correct such events and circumstances at the end of the ten (10) day notice period, he may be terminated for cause, If the Employer terminates Employee for cause, it shall only be obligated to pay Employee the amount of any unpaid Annual Base Salary earned and accrued through the date of termination, together with any unreimbursed expenses. For the purposes of this agreement "cause" means any of the following:

               (i) The conviction by Employee of any crime involving moral turpitude;

               (ii) The conviction by Employee of, or pleading guilty or no contest to, any crime, whether or not involving the Employer, constituting a felony in the jurisdiction involved, which Employer, in its sole discretion, determines may have an injurious effect on it;

               (iii) The Employee's gross negligence, willful misconduct, insubordination, or the willful and repeated failure or refusal to perform such duties as may be properly delegated to Employee by Employer hereunder; or

               (iv) The Employee's failure to act in the best interest of the Employer consistent with Employee's fiduciary dute as defined by law or the non-performance of Employee's duties provided such duties are normally associated with Employee's position and not violative of applicable laws, provided, however, that termination hereunder for cause shall not include a termination by the Employer due to Employee's failure to fully achieve all of any one or more, including any subpart, of the applicable annual MBO goals per Section 4(A).

          D. TERMINATION FOR GOOD REASON. Employee may terminate this Agreement for "Good Reason" at any time by written notice to the Employer. "Good Reason" shall be limited to the following circumstances: (i) a material breach of this Agreement by the Employer which is not cured after ten days written notice to the

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     Employer, (ii) a reduction by the Employer in the base salary of Employee, or (iii) a dissolution or liquidation of the Employer; (iv) failure to maintain Employee in a position commensurate with that referred to in
     Section 2 of this Agreement and/or changing Employee's title as set forth in "Employee Specific Information" of this Agreement without Employee's written consent which shall not be unreasonably withheld; or (v) the assignment to the Employee of any duties inconsistent with the Employee's position, authority, duties or responsibilities as contemplated by this Agreement, or any other action by Employer which results in a diminution of such position, authority, duties or responsibilities, or which materially impair the Employer's ability to function in his position, without first obtaining Employee's written consent which shall not be unreasonably withheld. In the event that the Employee terminates this Agreement for Good Reason, he shall be entitled to receive the severance payments set forth in
     Section 4A, except that, unless the Employee can demonstrate that he is not a "specified employee" as that term is defined in Section 409A(a)(2)(B)(i) of the Code (as hereinafter defined) when he invokes this section, it shall be presumed that the Employee is a "specified employee" for purposes of Code Section 409A and amounts due the Employee under this section shall be delayed as required by Code Section 409A(a)(2)(B)(i).

          E. RESIGNATION BY THE EMPLOYEE. The Employee may resign at any time upon thirty (30) days written notice. In the event of a resignation by the Employee, the Employer shall only be obligated to pay Employee the amount of any unpaid Annual Base Salary earned and accrued through the date of termination, together with any unreimbursed expenses.

          F. NO FURTHER OBLIGATIONS. Upon the termination of Employee's employment, Employer shall have no further liability or obligation whatsoever to Employee or Employee's personal representative, estate, heirs, beneficiaries, or any other person claiming by, under or through Employee, except as stated in such Sections.

     5. . PROHIBITION ON ACCELERATION OF BENEFITS. Benefits paid pursuant tot this Section 4 shall in no event be accelerated except as specifically set forth herein.

     6. INVENTIONS. If any at time during the term of Employee's employment, Employee shall, either alone or with others, make, devise, create, invent or discover any inventions, improvements, modifications, developments, ideas, products, property, formulas, know-how, designs, models, processes, prototypes, sketches, drawings, plans or other matters whatsoever (whether or not capable of being protected by letters of patent, registration, copyright, registered trademark, service marks or other protection) which, in any manner, relate to, arise out of, or are in connection with the present or future business prospects or activities of Employer relative to the medical clinic business conducted by Employer including retail store walk-in clinics, corporate relationships, and strategic alliances with health systems, providers and others (collectively "Inventions"), all such Inventions shall immediately be and remain the sole and exclusive property of Employer and Employee shall immediately and confidentially communicate a description of the Invention to Employer and to no other party at any time, and if Employer so desires, Employee shall execute all documents and instruments and do all things as may be requested by Employer in order to forever vest all right, title and interest in such

Invention solely in Employer and to obtain such letters of patent, copyrights, registrations or other protections as Employer may, from time to time, desire.

     7. CONFIDENTIALITY. Employee acknowledges and agrees that at all times during and following the termination of employment with Employer under any circumstances, Employee shall not use or disclose (i) any information, knowledge or data relating in any way to the business, financial condition, sales, public and private sources of financing, sales, customers, operations, suppliers, products, services, Inventions, business relationships, manufacturing, technologies or services of Employer, or (ii) any other proprietary or confidential information, knowledge, data or details of the past, present or future business affairs or practices of Employer (items (i) and (ii) are hereafter referred to as "Confidential Information"), except Employee may use any such Confidential Information provided to Employee as necessary solely during the term of Employee's employment for the sole purpose of carrying out Employee's duties hereunder for Employer's benefit provided Employee takes adequate measures to protect the confidentiality thereof. Employee covenants and agrees that (i) the use and disclosure restrictions applicable to Confidential Information shall also apply to all documents or other materials containing any Confidential Information ("Confidential Materials"), (ii) all Confidential Materials are and shall remain at all times the sole exclusive property of Employer and (iii) upon termination of employment, Employee shall promptly return all Confidential Materials, and all copies and extracts thereof, to Employer and at no time shall any Confidential Materials be used, copied, published, circulated or disclosed, in any manner whatsoever, except as specifically authorized herein other otherwise in writing by Employer. The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision, (ii) the Employee learns from a third party who is not under an obligation of confidence to the Employer or a client of the Employer, or (iii) that the Employer becomes legally obligated to disclose.

     8. COVENANT-NOT-TO-COMPETE. Employee covenants and agrees that during the term of employment and for the two (2) year period following the resignation by Employee or termination of employment for cause or the one (1) year period following a termination without cause, due to disability, or for good reason (the "Restricted Period"), Employee shall not, within the greater of any State or Territory of the United States or a 50 mile radius of any location of the Employer or its affiliates at which Employee worked or for which Employee had managerial or other executive responsibility while employed by Employer (collectively the "Restricted Area"), in any manner, directly or indirectly, through intermediaries or other persons or entities, either as owner, shareholder, director, officer, manager, member, agent, consultant, creditor, representative, investor, partner, employee, or on behalf of any other person or entity, or in any other capacity whatsoever (excepting Employee's passive ownership of less than 5% of the securities of a publicly traded entity) (i) engage in, assist, provide capital, services, advice or information to, or in any manner whatsoever become associated with any business or enterprise that offers products or services competitive with any business conducted by the Employer or its affiliates, (ii) contact for any business purpose, solicit or attempt to solicit any supplier, customer, agent, representative or employee of Employer or its affiliates, or otherwise interfere with or attempt in any manner to disrupt any relationship or agreement between Employer or its affiliates and any of its customers, employees, agents, representatives or others doing business with Employer or its affiliates, or (iii) compete with Employer or its affiliates ("Restricted Activities"), provided that during the Restricted Period, nothing herein shall prohibit Employee from engaging in any aspect of pharmacy business including specialty, mail service, retail, benefits administration and the like. Employee agrees that any Restricted Activities outside the Restricted Area with respect to or directly or indirectly relating to any portion of the Restricted Area shall be deemed conducted within the Restricted Area and prohibited hereby. As used herein, "affiliates" shall include Employer's affiliated agencies and direct or indirect subsidiaries or other business ventures, and shall further include Arcadia Resources, Inc. ("Arcadia"), its subsidiaries and affiliated agencies thereof, provided that the "business" of Arcadia, its subsidiaries and affiliated agencies thereof shall be understood to mean the business of such entities as conducted as of the date of this Agreement. It is further agreed that the "business" of Employer shall be understood to mean and include Employer's business relative to medical clinics in various settings including retail store, corporate relationships, and strategic alliances with health systems and other providers, and such other businesses as Employer establishes through the Term of employment. Employee acknowledges and agrees that the legal consideration for Employee's agreement to Sections 6, 7, 8 and 9 of this Agreement include Employee's initial or continued employment hereunder, any equity compensation which Employer agrees to award or cause to be awarded to Employee, and Employer's agreement to pay severance compensation in the circumstances described herein, and that Sections 6, 7, 8 and 9 of this Agreement shall be enforceable by Employer's successors and assigns.

     9. ENFORCEABILITY. Employee expressly agrees and acknowledges that a loss arising from a breach of any provision under Sections 6, 7, and 8 may not be reasonably and equitably compensated by money damages. Therefore, Employee agrees that in a case of any such breach, Employer shall be entitled to injunctive and/or other extraordinary relief in order to prevent Employee from engaging in any of the foregoing prohibited activities, which relief shall be cumulative and in addition to any and all other additional remedies to which Employer may be entitled to at law or equity. In the event that any court of competent jurisdiction shall determine that any part or all of the provisions of Sections 6, 7, and 8 are unenforceable or invalid due to the scope of the activities restrained, the geographical extent of the restraints imposed, the duration of the restraints imposed, or otherwise, the parties hereby expressly intend, agree and stipulate that under such circumstances, the provisions of Sections 6, 7, and 8 shall be enforceable to the fullest extent and scope permitted by law and that the parties shall be bound by any judicial modifications to the provisions therein which said court of competent jurisdiction may make in order to carry out the intentions of the parties as provided herein.

     10. GOVERNING LAW AND ARBITRATION. This Agreement and all disputes arising out of Employee's employment shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding the fact that either party hereto is or may hereafter become domiciled or located in a different state. Any dispute, controversy or claim arising out of or relating to this Agreement or Employee's employment, whether arising in contract, tort or otherwise, including all claims assertable under any federal or state law prohibiting discrimination in employment, shall be resolved at arbitration in accordance with the rules of the American Arbitration Association, except for any equitable or injunctive relief sought by Employer under this Agreement and any claims for workers' compensation benefits or compensation and any claims for unemployment compensation benefits. There shall be a single, neutral arbitrator. The arbitration shall be held at a location within Collier County, Florida, and Employer agrees to pay Employee's reasonable travel expenses incurred in connection therewith. The parties hereto agree that any arbitration award rendered on any claim submitted to arbitration shall be final and binding upon the parties and not subject to appeal and that judgment may be entered upon any arbitration award by any circuit court located in Florida or by any other court of competent jurisdiction. The parties hereto agree that the expenses of any arbitration (including the administrative charges of the American Arbitration Association, as well as the fees and expenses paid to the arbitrator selected to hear the case) shall be borne equally by the parties to the proceeding, provided that each party shall bear its own attorneys fees and cost of its own experts, evidence and the like. Employee acknowledges and agrees that by making this agreement to submit all claims to binding arbitration, Employee hereby waives the right to litigate in a court of law, and to trial by jury if applicable, all claims against Employer, including all claims assertable under any federal or state law prohibiting discrimination in employment, except for any claims for workers' compensation benefits or compensation and any claims for unemployment compensation benefits. Notice of the demand for arbitration relating to any dispute or claim related to or alleged to have arisen during the Term of employment shall be given in writing to the other party to this Agreement no later than the expiration of six (6) months following the expiration or termination of the Term, and as to all other disputes or claims within six (6) months from the date the party asserting the claim should reasonably have been aware of the same but in no event later than the period specified by the applicable statute of limitations period. The failure to give such notice shall operate to then bar any action, liability and damages arising from or related to such alleged dispute or claim, with the same force and effect as if the applicable statute of limitations had expired.

     11. WAIVER OF BREACH. The waiver of breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party hereto or allowed it by law shall be cumulative and not exclusive of any other.

     12. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement or the application thereof.

     13. INTERPRETATION OF AGREEMENT. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in the masculine shall include the feminine and neuter. All headings that are used in this Agreement are for the convenience of the reader only and shall not be used to limit or construe any of the provisions hereof.

     14. SURVIVAL OF PROVISIONS. The obligations of Employee under Sections 6, 7, 8 and 9 of this Agreement are continuing and shall survive the termination of Employee's employment under any circumstances whatsoever.

     15. AMENDMENT OF AGREEMENT. The terms and provisions of this Agreement may be altered or amended in any of their provisions only by the signed written agreement of the parties hereto.

     16. SUCCESSORS. The Agreement shall inure to the benefit of Employer and its successors and assigns, including but not limited to the provisions of Sections 6, 7, 8 and 9, but may not be assigned or delegated by Employee as it requires Employee's personal services.

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other previous or contemporaneous communications, term sheets, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties. The parties acknowledge and agree that there are no prior or contemporaneous written or oral agreements, understandings, or representations, directly or indirectly related to this Agreement that are not set forth herein.

     18. COUNTERPART/FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts and by facsimile signature, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

     19. NOTICES. All notices sent or required to be sent hereunder shall be sent by facsimile, or by overnight courier or by registered or certified mail, postage prepaid, addressed as follows:

          To Employer:   Chairman of the Board
                         Care Clinic, Inc.
                         405 5th Avenue South, Suite 6
                         Naples, FL 34102
                         (239) 434-8884
                         Fax: (239) 434-5858

          To Employee:   At the address designated below

or to such address of which notice as aforesaid has previously been given, and shall be deemed to have been given when so mailed.

     20. IRS SECTION 409A COMPLIANCE. Notwithstanding anything herein to the contrary, to the extent any payment under any provision of this Agreement shall be required to be delayed for a period of six months following the effective date of termination of employment to comply with the "specified employee" rules of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), it shall be so delayed (but not more than is required to comply with such rules). The parties hereto acknowledge that in addition to any delay required hereunder, it may be desirable, in view of regulations or other guidance issued by the IRS under Section 409A of the Code, to amend provisions of the Agreement to avoid the acceleration of tax or the imposition of additional tax or penalties under Section 409A of the Code and that the Employer will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A of the Code for Employee, and (ii) not adverse to the interests of the Employer.

                          EMPLOYEE SPECIFIC INFORMATION

Employee                      Alan M. Lotvin, M.D.
Effective Date of Agreement   September 26, 2006

Position                      President and Chief Executive Officer,
                              Care Clinic, Inc.
Annual Base Salary            $250,000.00 per annum
Employee Mailing Address

     The parties have executed this Agreement effective as of the Effective
Date.


                                        ----------------------------------------
                                        EMPLOYEE SIGNATURE

ACCEPTED BY EMPLOYER:

CARE CLINIC, INC., a Delaware corporation


By:
    ---------------------------------
    John E. Elliott, II
Its: Chairman of the Board

ARCADIA RESOURCES, INC.,
a Nevada corporation, which joins in the execution of this Agreement solely for purposes of Section 3(I) of this Agreement


By:
    ---------------------------------

Its:
     --------------------------------

                                    ADDENDUM
            CARE CLINIC, INC. MANAGEMENT BY OBJECTIVES ("MBO") GOALS

SEPTEMBER 1, 2006 THROUGH MARCH 31, 2007

1) Raise capital in an amount determined by Employer which is required for Care Clinic to open clinics in 300 locations by end of 2009

2)   Open clinics in cumulative total of 80 locations

3) Completely define business and operational models for all three clinic types, SOP's, manuals, business development pipelines, medical oversight, compliance, etc., acceptable to Employer

APRIL 1, 2007 THROUGH MARCH 31, 2008

1)   Open clinics in cumulative total of 120 locations

2)   Revenue target to be agreed upon in writing between Employer and Employee

3)   EBITDA target to be agreed upon in writing between Employer and Employee

4) Operating margin target to be agreed upon in writing between Employer and Employee for stores open greater than 12 months

APRIL 1, 2008 THROUGH MARCH 31, 2009

1)   Open clinics in cumulative total of 220 locations

2)   Revenue target to be agreed upon in writing between Employer and Employee

3)   EBITDA target to be agreed upon in writing between Employer and Employee

4) Operating margin target to be agreed upon in writing between Employer and Employee for stores open greater than 12 months

APRIL 1, 2009 THROUGH MARCH 31, 2010

1)   Open clinics in cumulative total of 321 locations

2)   Revenue target to be agreed upon in writing between Employer and Employee

3)   EBITDA target to be agreed upon in writing between Employer and Employee

4) Operating margin target to be agreed upon in writing between Employer and Employee for stores open greater than 12 months

OTHER

     All goals and objectives specified herein are subject to approval by the Arcadia Resources, Inc. The assessment of achievement or non-achievement of each annual MBO Goal shall be determined by Employer within 45 days of the end of each fiscal quarter or within such additional time as Employer may reasonably require. All terms and conditions of this Addendum are subject to all terms and conditions of Employee's Employment Agreement and as the same may be amended from time to time in writing mutually agreed to by Employer and Employee.

ACCEPTED AND AGREED:


-------------------------------------   ----------------------------------------
Employee                                For Care Clinic, Inc.